Exhibit 99.1

IMPLANT SCIENCES CLOSES ON SALE OF ASSETS OF CORE SYSTEMS SUBSIDIARY

COMPANY COMPLETES WITHDRAWAL FROM SEMICONDUCTOR BUSINESS

WAKEFIELD, MA. December 1, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of systems and sensors for the homeland security market and related industries, today announced that on November 24, 2008, the Company and its wholly owned subsidiary, C Acquisition Corp. (which operates under the name Core Systems), closed the previously announced transaction to sell substantially all of Core Systems’ assets for a purchase price of $3,000,000 plus the assumption of certain liabilities.

The buyer, an entity newly formed by Core Systems’ general manager and certain other investors, made cash payments of $1,375,000 prior to and upon the closing.  The balance of the purchase price was paid at the closing by the buyer’s delivery of a promissory note in the principal amount of $1,625,000.  The promissory note requires the buyer to pay $125,000 of liabilities retained by the Company on or before November 28, 2008, an additional $500,000 on or before December 24, 2008, and the remaining principal balance, together with accrued interest, in equal monthly installments over a period of 60 months commencing February 1, 2009.  The note is collateralized by a security interest in all of the buyer’s Core Systems assets.

“We are pleased to have completed the sale of Core Systems marking the Company’s total withdrawal from the semiconductor business,” said Glenn D. Bolduc, Chief Financial Officer of Implant Sciences.  “In combination with previous announcements to withdraw from all medical business operations by the end of the calendar year, we will have successfully repositioned the Company as a pure-play in the Security, Safety and Defense industries.  With the distractions of divesting the Company of its non-strategic operations behind us, we can now channel all of our energies and resources into the funding and growth of our SS&D business.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the Company’s ability to successfully collect on the promissory note issued by the buyers of Core Systems, the ability to fund and grow the SS&D business, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com